Exhibit 99.5

to

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Name of Issuer	Dine Brands Global, Inc.
Title of Class of Securities	Common Stock, par value $0.01 per share
CUSIP Number	254423106
Filed by (Reporting Person(s))	Cobblers Cove Capital LP, Cobblers Cove Capital Management GP LLC, Matthew Perkal, Benjamin F. Rattner
Item of Schedule 13D	Item 7 (Material to Be Filed as Exhibits)
Exhibit Description	Joint Filing Agreement by and among Cobblers Cove Capital LP, Cobblers Cove Capital Management GP LLC, Matthew Perkal, Benjamin F. Rattner

JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

1)	Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf each of them; and

2)	Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

November 2, 2026

COBBLERS COVE CAPITAL LP

By: Cobblers Cove Capital Management GP LLC

By:	/s/ Benjamin F. Rattner
Name: Benjamin F. Rattner
Title: Managing Member

COBBLERS COVE CAPITAL MANAGEMENT GP LLC

By:	/s/ Benjamin F. Rattner
Name: Benjamin F. Rattner
Title: Managing Member

MATTHEW PERKAL

By:	/s/ Matthew Perkal
Name: Matthew Perkal

BENJAMIN F. RATTNER

By:	/s/ Benjamin F. Rattner
Name: Benjamin F. Rattner